EXHIBIT 5

DLA Piper LLP (US)
2000 University Avenue
East Palo Alto, California 94303-2214
www.dlapiper.com
T 650.833.2000
F 650.833.2001

September 19, 2008
Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, D.C. 20549
Ladies and Gentlemen:
As legal counsel for Finisar Corporation, a Delaware corporation (the “Registrant”), we are rendering this opinion in connection with the registration under the Securities Act of 1933, as amended, of up to 17,203,499 shares of the Common Stock, $0.001 par value, of the Registrant (the “Shares”) which may be issued upon the exercise of options granted under the Optium Corporation 2000 Stock Incentive Plan, upon the exercise of options and the settlement of restricted stock units granted under the Optium Corporation 2006 Stock Option and Incentive Plan and upon the exercise of outstanding warrants, all of which have been assumed by the Registrant (collectively, the “Assumed Awards”) in accordance with the terms of the Agreement and Plan of Merger, dated May 15, 2008, by and among the Registrant, Fig Combination Corporation, a wholly-owned subsidiary of the Registrant, and Optium Corporation (the “Merger Agreement”).
We have examined all instruments, documents and records which we deemed relevant and necessary for the basis of our opinion hereinafter expressed. In such examination, we have assumed the genuineness of all signatures and the authenticity of all documents submitted to us as originals and the conformity to the originals of all documents submitted to us as copies. We are admitted to practice only in the State of California and we express no opinion concerning any law other than the law of the State of California, the corporation laws of the State of Delaware and the federal law of the United States. As to matters of Delaware corporation law, we have based our opinion solely upon our examination of such laws and the rules and regulations of the authorities administering such laws, all as reported in standard, unofficial compilations. We have not obtained opinions of counsel licensed to practice in jurisdictions other than the State of California.
Based on such examination, we are of the opinion that the Shares which may be issued upon the exercise or settlement of the Assumed Awards are duly authorized and, when issued against receipt of the consideration therefor in accordance with the provisions of the Merger Agreement and the award agreements evidencing the Assumed Awards, will be validly issued, fully paid and nonassessable.
We hereby consent to the filing of this opinion as an exhibit to the Registration Statement referred to above and the use of our name wherever it appears in said Registration Statement. In giving this consent, we do not admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act, the rules and regulations of the Securities and Exchange Commission promulgated thereunder or Item 509 of Regulation S-K.
Respectfully submitted,
DLA PIPER LLP (US)
/s/ DLA PIPER LLP (US)